                     SEVERANCE AGREEMENT

          THIS SEVERANCE AGREEMENT ("Agreement") is made as of this day of December, 1996, by and between Dennis J. Gormley ("Mr.
Gormley"), an individual, and Federal-Mogul Corporation ("Federal-Mogul"), a corporation.

          WHEREAS, Mr. Gormley was serving as the Chairman, Chief
Executive Officer and President of Federal-Mogul, and is currently a member of the Board of Directors of Federal-Mogul; and

          WHEREAS, Mr. Gormley and Federal-Mogul have entered into this Agreement for the purpose of providing an orderly transition of Mr. Gormley's duties and responsibilities, to provide for a severance arrangement for Mr. Gormley, and to resolve any and all outstanding issues between them.

          NOW THEREFORE, in consideration of the covenants undertaken in this Agreement, and for other good and valuable consideration, Mr. Gormley and Federal-Mogul hereby agree as follows:

          1.   RESIGNATION AS AN OFFICER, DIRECTOR, AND EMPLOYEE:
Mr. Gormley hereby acknowledges that he resigned from his positions as Chairman, Chief Executive Officer, and President of Federal-Mogul. Such resignation was effective at the close of business on September 17, 1996. Mr. Gormley also hereby resigns from his position as a Director of Federal-Mogul, such resignation to be effective on the earlier of the date he signs this Agreement or October 21, 1996. Mr. Gormley also hereby resigns from any and all other positions he holds as an employee, director, or officer of Federal-Mogul or any of its subsidiaries, related, or affiliated companies, such resignation to be effective at the close of business on October 31, 1996 (the "Separation Date"). Federal-Mogul will pay to Mr. Gormley his base salary at the annual rate of Five Hundred Eighty Thousand Dollars and No Cents ($580,000.00), less applicable income tax withholdings and other normal payroll deductions, through the Separation Date, in accordance with Federal-Mogul's regular payroll practices. Federal-Mogul will also continue to provide employment benefits generally available to senior executives, including medical and dental insurance, life insurance, pension and other benefits, through the Separation Date.

          2. SEVERANCE PAY AND BENEFITS: Federal-Mogul hereby agrees that, upon approval of the entire Board of Directors of Federal-Mogul, the following compensation and benefits will be provided to Mr. Gormley in accordance with the terms of this
Agreement:

              A. Severance Payments: Federal-Mogul will make a payment to Mr. Gormley in the sum of One Million Six Hundred

Thousand Dollars and No Cents ($1,600,000.00), less applicable income tax withholdings, representing severance pay, including any amounts Mr. Gormley would normally have been granted under the Severance Pay Plan for Salaried Employees, such payment to be made on January 2, 1997 following the effective date of this Agreement (the last day of the seven-day revocation period as set forth in Paragraph 5 of this Agreement). Federal-Mogul will also make a separate payment to Mr. Gormley of Two Hundred Thousand Dollars and No Cents ($200,000.00), less applicable income tax withholdings in lieu of any and all amounts that may be owed to Mr. Gormley for accrued, unused and deferred vacation, as well as in lieu of any and all other benefits which Mr. Gormley might otherwise be eligible to receive (except as otherwise provided in this Paragraph 2), including without limitation tax preparation assistance and financial estate planning assistance for 1996, any remaining credit for the executive supplemental medical plan, payments for home security, and costs of his office and secretarial support for October 1996. Such payment will be made on January 2, 1997 following the last day of the seven-day revocation period as set forth in Paragraph 5 of this Agreement.

               B. Supplemental Compensation Award: If Federal-Mogul pays bonuses under the terms and conditions of the Supplemental Compensation Plan for 1996 in effect as of the Separation Date (the"SCP"), Mr. Gormley will be eligible for a pro-rated award (calculated by taking the award he would have received had he remained employed through December 31, 1996, based on the terms and conditions of the SCP in effect on the Separation Date, and multiplying it by a fraction, the numerator of which is 10 and the denominator of which is 12). Except as otherwise provided in this subparagraph, Mr. Gormley's participation in the SCP shall terminate effective on the Separation Date.

               C. Executive Loan Program: Mr. Gormley hereby agrees to repay to Federal-Mogul the sum of One Hundred Fifty
Nine Thousand Three Hundred Ninety One Dollars and No Cents ($159,391.00) in full and final settlement of his outstanding loan under Federal-Mogul's Executive Loan Program, in accordance with the terms of such program. Such payment shall be deducted from the severance payment set forth in Paragraph 2(A).

               D. Medical And Dental Coverage: Effective on the Separation Date, Mr. Gormley will be eligible to participate in Federal-Mogul's CHOICE retiree insurance coverage for medical, dental, life, and vision, in accordance with the terms of such plan.

               E. Split Dollar Life Insurance Plan: Mr. Gormley will continue to participate in Federal-Mogul's Split Dollar Life Insurance Plan (the "SDLIP"), in accordance with the terms of such plan. Federal-Mogul will pay the applicable premiums, until 2005, for the life insurance policy presently in effect for Mr. Gormley. Mr. Gormley will continue to pay the federal taxes and/or other costs for which he was responsible prior to the Separation Date. The benefit available under the plan may be reduced in accordance

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with the terms of the SDLIP.

               F. Retired Officers' Lease Car Program: Effective on the Separation Date, Mr. Gormley will be eligible to participate in Federal-Mogul's Retired Officers' Lease Car
Program, in accordance with the terms of such program.

               G. Ocean Reef Condominium: Mr. Gormley will be eligible to use Federal-Mogul's Ocean Reef condominium from December 21, 1996 through January 4, 1997.

               H. Country Club Memberships: Federal-Mogul will continue to pay the monthly dues of Mr. Gormley's memberships, through December 31, 1996, in the Oakland Hills Country Club and Bloomfield Hills Country Club (individually and collectively the "Country Clubs"). Effective January 1, 1997, Federal-Mogul will award to Mr. Gormley the stock certificates applicable to the Country Clubs. On and after January 1, 1997, Federal-Mogul will no longer be responsible for any membership or other costs in connection with Mr. Gormley's memberships in the Country Clubs.

              I. Retirement Plans: At Mr. Gormley's election and in accordance with the terms of the plans, Federal-Mogul shall distribute to Mr. Gormley amounts due to Mr. Gormley through the Separation Date from the Personal Retirement Account ("PRA"), the Supplemental Executive Retirement Program (the "SERP"), and the Thrift Plan (including the 401(k) Plan, the Salaried Employees' Investment Program (the "SEIP"), and the Employee Stock Ownership Plan (the "ESOP")). Except for any vested benefits in such plans, Mr. Gormley's participation in all such plans shall terminate effective on the Separation Date.

               J.  1984 Stock Option Plan: Federal-Mogul
acknowledges that Mr. Gormley is entitled to receive the benefit of all awards under Federal-Mogul's 1984 Stock Option Plan
(the "1984 Plan") to which he was entitled to immediate exercise as of the Separation Date. Mr. Gormley acknowledges that he has no claim to any stock options under the 1984 Plan, except as follows:

                    i.     An option for 8,000 shares of common
                           stock, granted on February 3, 1987, with an exercise price of $21.7500 per share.

                    ii.    An option for 26,500 shares of common
                           stock, granted on February 9, 1988, with an exercise price of $19.0000 per share.

                    iii.   An option for 33,000 shares of common
                           stock, granted on February 8, 1989, with an exercise price of $26.1875 per share.

                    iv.    An option for 40,000 shares of common
                           stock, granted on February 7, 1990, with an exercise price of $19.6250 per share.

The parties acknowledge and agree that Mr. Gormley may exercise the stock options described in subparagraphs i, ii, iii, and iv of this Paragraph 2(J) at any time before the earlier of (i) the expiration of an option under the terms of the 1984 Plan or award agreement applicable to such option, or (ii) five (5) years from the date of this Agreement.

               K. 1989 Performance Incentive Stock Plan: Federal-Mogul acknowledges that Mr. Gormley is entitled to receive the benefit of all awards under Federal-Mogul's 1989 Performance
Incentive Stock Plan (the "1989 Plan") to which he was entitled to immediate exercise or receipt as of the Separation Date. Mr.
Gormley acknowledges that he has no claim to any restricted shares or stock options under the 1989 Plan, except as follows:

                    i.     An award of 24,000 restricted shares,
                           granted on May 24, 1989.

                    ii. An option for 150,000 shares of common stock, granted on February 6, 1991, with an exercise price of $22.00 per share; Mr. Gormley will not receive any proceeds with respect to the option for the remaining 150,000 shares payable under terms of the February 6, 1991 grant in the form of restricted shares, the restrictions of which will not lapse after the termination of Mr. Gormley's employment with Federal-Mogul.

                    iii.   An award of 20,000 restricted shares,
                           granted on February 8, 1995 as a long-
                           term incentive grant.

                    iv.    An award of 5,479 restricted shares,
                           granted on February 8, 1995.

          The parties acknowledge and agree that Mr. Gormley may exercise the stock option described in subparagraph ii of this Paragraph 2(K) at any time before the earlier of (i) the expiration of such option under Section 6.4(a) of the 1989 Plan or the agreement applicable to such award, or
          (ii) five (5) years from the date of this Agreement. The parties further acknowledge and agree that Mr. Gormley will receive the restricted shares described in subparagraphs i, iii, and iv of this Paragraph 2(K) (but not any restricted shares from the exercise of the options described in subparagraph ii of this Paragraph 2(K)), and the restrictions on such shares will lapse on the Separation Date. The parties further acknowledge and agree that Mr. Gormley is not eligible for additional time-based or performance-based vesting of any unvested restricted shares or stock options. The parties further acknowledge and agree that, except as otherwise provided above, no other restrictions on restricted shares under the 1989 Plan will lapse.

          3. NO OTHER PAYMENTS OR BENEFITS: Except for the payments made and benefits provided in this Agreement, Mr. Gormley acknowledges and agrees that he is entitled to no other benefits, compensation, or payments from Federal-Mogul, including without limitation salary, bonus, incentive compensation, severance pay, pension, vacation pay, life insurance or any other fringe benefits of Federal-Mogul.

          4. RELEASE OF FEDERAL-MOGUL: In consideration for the compensation and benefits provided in this Agreement, and for all other good and valuable consideration, Mr. Gormley hereby knowingly, voluntarily, and willingly releases, discharges, and covenants not to sue Federal-Mogul and its direct and indirect parents, subsidiaries, affiliates, and related companies, past and present, as well as each of their directors, officers, employees, the Board of Directors and agents thereof, representatives, attorneys, trustees, insurers, assigns, successors, and agents, past and present (collectively hereinafter referred to as the "RELEASEES"), from and with respect to any and all actions, claims, or lawsuits, whether known or unknown, suspected or unsuspected, in law or in equity, which against the RELEASEES, Mr. Gormley and his heirs, executors, administrators, successors, assigns, dependents, descendants, and attorneys ever had, now have, or hereafter can, shall, or may have arising out of or in any way relating to Mr. Gormley's employment by Federal-Mogul, his separation from that employment, his separation from Federal-Mogul, or his participation on the Board of Directors of Federal-Mogul, including without limitation the following:

          i. any and all claims arising out of or in any way relating to breach of oral or written employment contracts (whether such contracts were express or implied), or any and all tort claims;

          ii. any and all claims arising out of or in any way relating to age, race, sex, religion, national origin, disability, or other form of employment discrimination, including without limitation any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, as amended, the Michigan Civil Rights Act, or any other federal, state or local law, statute, ordinance, or administrative regulation; or

          iii. any and all claims for salary, bonus, severance pay, pension, vacation pay, life insurance, health or medical insurance, or any other fringe benefits, workers' compensation or disability, other than the payments and benefits provided for in this Agreement; provided, however, that Mr.

                 Gormley is not releasing any claims he may have under any pension plan of Federal-Mogul in which he participated during his employment with Federal-Mogul.

It is the express intention of Mr. Gormley and Federal-Mogul that this Agreement constitutes a full and comprehensive release of all claims and potential claims, to the fullest extent permitted by law. Mr. Gormley acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or his decision to enter into it. Nevertheless, Mr. Gormley hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.

          5. ADEA WAIVER OF CLAIMS: Mr. Gormley expressly acknowledges and agrees that his release and waiver of rights and claims is knowing and voluntary, that by this Agreement he will receive compensation beyond that which he was already entitled to receive before entering into this Agreement, that he has been given a period of twenty-one (21) days within which to consider this Agreement, and that he elects to execute this Agreement on this date. Mr. Gormley shall have seven (7) days following the execution of this Agreement within which he may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven-day revocation period has expired.
To be effective, such revocation must be in writing and delivered to counsel for Federal-Mogul on or before the last day of the seven-day revocation period. Mr. Gormley certifies that he understands and agrees to all of the terms of this Agreement, and has had an opportunity to discuss these terms with an attorney of his own choosing. Mr. Gormley further acknowledges that he has been advised previously by Federal-Mogul, and by this writing is again advised by Federal-Mogul, to consult with an attorney prior to executing this Agreement and regarding his release of claims herein, including without limitation the release of claims under the Age Discrimination in Employment Act of 1967, as amended.

          6. ORDERLY TRANSFER OF DUTIES: Mr. Gormley agrees to assist Federal-Mogul in an orderly transfer of his duties, and to that end shall make himself available by telephone from time to time until December 31, 1996, to provide, upon request by the Board of Directors of Federal-Mogul, information and reasonable assistance to Federal-Mogul with respect to transition issues. Federal-Mogul agrees that it will give Mr. Gormley reasonable prior notice of its need for his assistance or provision of information, and will make a reasonable effort to set all telephone calls at times convenient to Mr. Gormley's schedule.

          7. CONFIDENTIALITY: Mr. Gormley agrees that he shall keep this Agreement, and the terms and conditions of this Agreement, confidential. Mr. Gormley shall not in any manner or for any reason disclose this Agreement, or the terms hereof, without the express prior written consent of Federal-Mogul, except
(i) to members of his family, his attorneys, and his accountants on a "need to know" basis, (ii) to the Internal Revenue Service, and
(iii) as otherwise required by law.

          8. ADDITIONAL PROVISIONS: The following additional terms and conditions shall apply to this Agreement:

                A.  No Claim Filed And No Assignment of Claims:
Mr. Gormley represents and warrants that neither he nor any of his representatives have filed, or will file, any complaints, charges or lawsuits with any court or government agency arising out of or relating to any claims being released by Mr. Gormley in this Agreement. Mr. Gormley further represents and warrants that neither he nor any of his representatives have assigned or transferred, or will assign or transfer, to any other person other than Federal-Mogul any of the released matters set forth in this Agreement, and that he shall defend, indemnify and hold harmless Federal-Mogul from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer.

                B. Severability of Provisions: If any of the provisions, terms, or clauses of this Agreement are held invalid, illegal, unenforceable or ineffective, such provisions, terms and clauses shall be deemed severable such that all other provisions, terms, and clauses of this Agreement shall remain valid and binding upon the parties.

                C. Choice of Law: This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without regard to principles of conflict of laws.

                D. Arbitration: Any and all controversies, claims or disputes arising out of or in any way relating to this Agreement shall be resolved by final and binding arbitration in Detroit, Michigan before a single arbitrator licensed to practice law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration shall be commenced by filing a demand for arbitration with the AAA within sixty (60) days after the occurrence of the facts giving rise to any such controversy, claim or dispute. The arbitrator shall decide all issues relating to arbitrability. The costs of such arbitration, including the arbitrator's fees, shall be split between the parties to the arbitration. Each party shall be responsible to pay its own attorneys' fees.

                E. Entire Agreement: This Agreement is an integrated document and constitutes and contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, including without limitation the Employment Agreement dated as of August 1, 1995, concerning the subject matter hereof. No provision of this Agreement may be amended or waived except by written agreement signed by the parties hereto.

                F. No Waiver of Breach: No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

                G. Representation: Mr. Gormley and Federal-Mogul each represent and agree that they have carefully read and understand this Agreement, and agree that neither they nor any of Federal-Mogul's officers, agents, directors, or employees have made any representations other than those contained herein. Further, the parties each expressly agree that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

                H. Captions: The captions of this Agreement are for descriptive purposes only and are not part of the provisions hereof and shall have no force or effect.

                I. Counterparts: This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the effect of a signed original. Photographic copies of such signed counterparts may be used in lieu of the original for any purpose.

          IN WITNESS WHEREOF, Mr. Gormley and Federal-Mogul, intending to be legally bound, have executed this Agreement as of the date first written above.

                                  DENNIS J. GORMLEY


                                  -----------------------------


                                  Date:------------------------


                                  FEDERAL-MOGUL CORPORATION


                                  By:--------------------------

                                  Date:------------------------